EXHIBIT 10.6

TO:	Colm Kelleher	DATE:	February 16, 2006

FROM:	[Names redacted]	DEPT:	London Human Resources

SUBJECT:	Relocation to New York under the Expatriate Policy

The Expatriate programme has been developed to ensure that employees on international assignments are able to maintain a lifestyle comparable to that which they enjoyed in their home countries. The expatriate programme is designed only for temporary assignments; this programme will be reviewed for discontinuation or renewal on an annual basis.

Your terms and conditions of employment, other than as set out in this memorandum, will remain unchanged throughout this temporary assignment. Your employment will remain with Morgan Stanley UK Limited and shall continue to be governed by UK law.

Your International Services contact in New York is [name, telephone number and email address redacted].

Expatriate compensation consists of base salary, bonus, and a system of allowances, deductions and reimbursements as follows:

Compensation Package:

•

Base Salary: Upon transfer your base salary will continue to be £170,000. Base, bonus and any other regular compensation will be deposited into your UK bank account at the same time as your peers in the UK and you will be responsible for transferring funds to New York.

•

Cost of Living Allowance: Morgan Stanley assumes that expatriates spend their base salary on three items in the home country; housing, taxes and goods and services (spendable income). A cost of living allowance (COLA) is a differential paid to equalise the expatriate for the difference between the cost of goods and services in the home location versus the cost of these same goods and services in the assignment location. COLA is a function of spendable income and family size.

Associates for International Research, Inc. (AIRINC), an international consulting firm which specialises in surveying international goods and services markets, is the source for all cost of living differentials.

Your cost of living allowance will be £6,494 annually. This allowance will be reviewed quarterly and adjusted if warranted and will be paid with your regular salary on a monthly basis.

•

Housing/Utility Allowance: In each assignment location, Human Resources establishes reasonable housing cost guidelines. You may select housing in accordance with these guidelines. The housing allowance will be paid into your US bank account and you will pay rent directly to your landlord. In addition the Firm will pay a utility allowance to cover the costs of heating, lighting and personal effects insurance. The Firm will not take responsibility in the assignment location for house maintenance costs (gardening fee, annual painting, etc.).

Your housing allowance will be $11,000 per month.1

Your utility allowance will be $700 per month.2

In addition, should you decide not to ship furniture to New York, and rent an unfurnished apartment, you will be eligible for a furniture rental allowance of $1,300 per month.

•

Assumed UK Housing Deduction: An assumed home country housing cost is deducted from your base salary. The assumed home country housing deduction is determined using Associates for International Research (AIRINC) tables which contain average housing costs by base salary and family size.

Your annual assumed UK housing deduction, based on your annual base salary and family size of five will be £19,734.

However, if you decide to rent out your UK home please refer to the Homesale/Home Management paragraph below.

•

Hypothetical Taxes: The tax equalisation programme is designed to ensure that an expatriate will remain whole with respect to his home country tax position. The Firm takes responsibility for the expatriate’s actual foreign tax liability and withholds hypothetical UK taxes and National Insurance contributions from the expatriate’s base salary and above base compensation. Outside income such as interest and dividends are also subject to hypothetical tax, however, there is no withholding on these amounts.

Your annual hypothetical tax withholding on your base salary taking into account your current tax free allowance will be approximately £60,607.

The expatriate’s total hypothetical tax liability to the Firm is calculated after his actual or hypothetical UK income tax return has been prepared. The tax equalisation calculation is a hypothetical or ‘dummy’ return which is based on Morgan Stanley compensation, outside income or losses and actual deductions. Tax equalisation begins in the year of transfer and

[1]	Effective May 1, 2007 through June 30, 2007, the housing allowance was $22,000. Effective July 1, 2007, the housing allowance is $28,600 per month.
[2]	Effective July 1, 2007, the utility allowance is $850 per month.

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continues up to the tax year of repatriation and may include the year following repatriation. Details can be obtained in the attached tax equalisation policy document. Please contact [name and telephone number redacted] if you have any queries in this regard. All expatriates are required to sign the tax equalisation acknowledgement statement attached to the front of the tax equalisation policy and return it to [name redacted], London Human Resources.

The Firm has engaged Price Waterhouse Coopers (PwC) on a worldwide basis to prepare the expatriate’s foreign individual income tax returns and tax equalisation calculation. Reasonable fees associated with these services will be borne by the Firm.

You must contact the following PwC team member prior to your departure to discuss the UK and US tax implications of your assignment: [name, telephone number and email address redacted].

Relocation Package:

•

Visa: In order to work in the United States, you may need to obtain a visa. If you have not already done so, please fill out the Immigration Data Sheet attached and fax the completed form and requested documents to the Morgan Stanley Visa Center in New York on [telephone number and email address redacted]. Upon review of the data sheet the Visa Center will determine the type of visa required and contact you to begin the process. Approval will take approximately 8 weeks after your completed application has been submitted to the immigration authorities. All business unit employees MUST have series 7 registration in order to obtain a visa as outlined on the attached data sheet. Please contact the Visa Center on [telephone number redacted] if you have any questions with respect to the required data.

Employment authorisation must be obtained before you begin work in the United States and any travel to the US whilst the visa is pending should be notified in advance to the Visa Center.

•

Relocation Allowance: Prior to your transfer you will receive a relocation allowance for miscellaneous expenses of one month’s base salary to a maximum of £3,300, plus 25% of one month’s capped base salary for each accompanying family member to an overall maximum of £6,600. Miscellaneous expenses would include the purchase of small household appliances, curtain and carpet refitting, driver’s licence fees, etc. This is the standard relocation allowance for assignments lasting several years; please be aware that should your assignment last fifteen months or less your relocation allowance upon repatriation may not be calculated in the same manner.

Please note that you must return a signed tax equalisation policy acknowledgement statement to [name redacted] in London Human Resources and meet with Price Waterhouse Coopers prior to your departure, in order to receive the relocation allowance.

The relocation allowance is considered taxable income in most countries. However, the Firm will protect you for any tax liability on the relocation allowance through the tax equalisation process.

Your miscellaneous relocation allowance based on a family size of five will be £6,600.

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Househunting Trip: Expatriates with accompanying dependants are eligible to visit their assignment location for up to 10 days to secure housing, orient themselves to the location and address family issues. Travel arrangements (business class) and hotel accommodation should be made through American Express.

The Firm will meet reasonable expenses incurred during the house hunting trip including meals and taxi cab fares (with receipts).

House hunting trips must be co-ordinated with Human Resources in New York and London.

Please use job number [number redacted] when booking your flight.

•

Broker’s Fee: The Firm will reimburse any customary broker’s fee up to 12 percent required to be paid for the rental of an apartment in New York. Employees should not sign any leases until they have a valid US visa.

•

Travel Expenses at Time of Transfer: You will be reimbursed for customary and reasonable transportation expenses for travel to New York including business class airfare and transportation to and from airports.

Please use job number [number redacted] when booking your flight.

•

Transportation of Household Goods: Morgan Stanley will pay for one air shipment of personal effects (excluding furniture) to a maximum of 500 lbs, plus an additional 100 lbs for each accompanying family member. If you decide not to rent furniture in New York you will also be entitled to one surface shipment of household goods (furniture and other items that may have exceeded the limitation of the air shipment) to the maximum capacity of a 40 foot container (approx 10,000 lbs). Please contact [name redacted] at our preferred shippers, 360 Relocations [telephone number and email address redacted] to make the necessary arrangements.

•

Storage of Household Goods: The Firm will meet the cost of long-term storage of goods left in the UK with the shipping company for the duration of your assignment if you choose not to ship certain goods to New York. Storage will be provided in New York only during your temporary living period.

•

UK Car: If you have a private car, the Firm will reimburse the loss on sale of up to 2 cars per household. The loss is calculated as the differential between the sale price obtainable by a car dealer (retail sale value as determined using the independent car trade publication, The CAP Guide), and the amount actually received on disposal of the car(s) to an independent third party. The maximum reimbursable loss per car is £3,000 or 25% of the retail sale value, whichever is the lower amount. Alternatively, the Firm will reimburse the cost of storage in the UK for the duration of the assignment if the value of the car (as determined using the CAP Guide) exceeds the likely storage costs.

•

Temporary Living: If you need to live in an hotel or other facility upon your arrival in New York, temporary living accommodation must be arranged through Execustay by Marriott. Please contact [name redacted], at Execustay on [telephone number and email address redacted] to make the necessary arrangements.

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You are entitled to temporary living for a maximum of 30 days. You are expected to make every effort to move into permanent housing within this time period.

The cost of living allowance will commence from the start of your temporary living period and no separate reimbursement will be made for expenses incurred whilst in temporary accommodation.

•

Homesale/Home Management: If you own a primary residence in the UK, you are encouraged to retain and rent out your home while on assignment. If you rent out your home, the Firm will reimburse you for the customary costs associated with managing your home while on assignment.

If you rent your home the Firm will assist in keeping it in good condition for your use upon repatriation by providing a Rental Refurbishing Allowance. This allowance will equal twenty percent of the Assumed Home Country Housing Deduction and will be paid on a monthly basis through the payroll by charging 80% of the full assumed housing deduction. The Firm will protect you from any tax liability on the Rental Refurbishing Allowance through the tax equalisation process.

Alternatively, if you decide to sell your home within 6 months of expatriation and the assignment is expected to exceed 18 months, Morgan Stanley will reimburse typical seller’s fees to a maximum of £11,500. If you are selling your home in the UK, you must contact Prudential Homesale in the United States on [telephone number redacted] prior to listing your property. You must sell through Third Party Homesale Program in order for the payments not to be considered taxable income to you. In order to receive tax-effective home sale benefits, all homeowners ARE REQUIRED to work with the Firm’s designated Third Party Home Sale Company. BEFORE YOU ARE ELIGIBLE TO RECEIVE THE HOME SALE BENEFIT, YOU MUST COMPLETE THE EMPLOYEE ENROLMENT AUTHORISATION FORM ATTACHED. PLEASE EMAIL THE FORM TO [email address redacted].

Please be aware that there may be tax implications associated with selling, renting or keeping your house vacant. You are encouraged to consult your personal tax advisor in order to familiarise yourself with these implications.

OR

•	Lease Cancellation: The Firm will reimburse you for costs associated with the cancellation of a lease in London to a maximum of 2 months rent.

•

Benefits: You will continue to be covered under the UK benefits programme except that your medical insurance cover will be enhanced to provide international cover during your assignment. You need to complete and return to the ibenefit centre, a CIGNA International enrolment form and full details are attached. For further information please refer to Morgan Stanley&i or contact the ibenefit centre on [telephone number and email address redacted].

Additional Transfer Provisions:

•

Home Leave: You will be entitled to one “Home Leave” trip to the UK for each 12 month period in the assignment location. Generally this should not be taken until 6 months in the new location. This includes round-trip airfare in business class from New York to London. Alternatively, you may elect to travel in economy (coach) in which case you will be entitled to two home leave trips per 12 month period. If you do not take advantage of the home leave entitlement, you will not be paid in lieu of travel.

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•

Education Assistance: The Firm will pay for customary charges for tuition, fees, room and board for your children from 1 September before your child reaches the age of five through secondary education. In addition, the Firm will provide assistance for tuition and registration fees for a pre-school programme. The Firm will reimburse pre-school costs in excess of your current expenditure. You should liaise with your International Services contact for additional information on the above.

•

Relocation Expenses: All relocation expenses must be submitted on a properly completed relocation expense form, copies of which are enclosed. Completed forms should be submitted to the ‘HR Service Centre, Edinburgh’ for authorisation. Expenses are reimbursed in sterling by Accounts Payable by direct deposit to your UK bank account within approximately 14 working days of receipt (bank account notification form enclosed which should be sent directly to Accounts Payable, GL/GC/01).

Incomplete expense forms will be returned and employees are expected to retain copies of the form and receipts. Expenses should be submitted within 60 days or you will need to obtain Managing Director sign-off in addition to Human Resources authorisation.

•	Repatriation: Upon completing your assignment you will need to contact [name redacted] in Human Resources in London in order that a repatriation package can be prepared.

If you have any questions regarding your transfer, please contact [names, telephone numbers and email addresses redacted].

cc:	[names redacted]

encs:	Change of Personal Details Form
CIGNA International Enrolment Form
European Tax Equalisation Policy
Expatriate Assignment Checklist
New York Orientation Memo
Relocation Expense Forms
US Immigration Data Sheet
Worldwide Expatriate Policy

6

MORGAN STANLEY

EUROPEAN TAX EQUALISATION POLICY

CONTENTS

I	GENERAL			1

II	PROCEDURES			2
	A.	Exit/Entrance Interviews		2
	B.	Social Security		2
	C.	Actual and Hypothetical Home Country Tax Returns		2
	D.	Actual Host Country Tax Returns		3
	E.	Final Tax Equalisation Settlement		4
	F.	Advisory Allowance		4

III	TAX EQUALISATION CALCULATION			5
	A.	Hypothetical Withholding		5
	B.	Income and Capital Subject to Tax Equalisation		5
	C.	Assumptions used in Tax Equalisation Calculations		6
		1.	Income Tax	6
		2.	Filing Status	6
		3.	Spousal Income	6
		4.	Joiners	7
		5.	Leavers	7
		6.	Joiners/Leavers Outside Income	7
		7.	International Medical Cover	7
		8.	Rental Income	7
		9.	Profit Share	7

IV.	COUNTRY SPECIFIC INFORMATION
	A.	United Kingdom

April 2002

MORGAN STANLEY GROUP

EUROPEAN TAX EQUALISATION POLICY

I.	GENERAL STATEMENTS

A.	The tax equalisation programme is designed to ensure that the home country tax positions of employees on temporary foreign assignments will be undisturbed. The Firm is responsible for actual home country and host country taxes with the exception of inheritance tax and taxes related to extraordinary income such as sweepstakes or gambling winnings. In return, expatriates pay a hypothetical tax to the Firm. The expatriate has the responsibility of paying hypothetical tax to the Firm even though no actual home country tax liability may exist. Hypothetical tax is assessed only on compensation, outside income, proceeds from sales of stock and other chargeable capital gains the expatriate would have received had he remained in his home country. It is not assessed on assignment related items such as COLA, housing, utilities or home leave. Expatriates receive these benefits free of tax. Please see section III B below for more details.

B.	The Firm has engaged a tax return preparer (details of which can be found in your assignment memo) to complete all necessary host country individual income Tax Returns. (All host country Tax Returns must be completed by the designated tax return preparer; for preparation of home country Tax Returns see Section II C below). Reasonable fees associated with the preparation of these returns are met by the Firm. Expatriates are expected to co-operate fully with Human Resources and the designated tax return preparer in the preparation of actual returns and tax equalisation calculations. This includes providing all necessary information to Human Resources and the designated tax return preparer on a timely basis, prompt filing of completed home and host country Tax Returns, and prompt payment of any taxes due.

In cases in which late filing is due to an employee’s delinquency or negligence, they will be liable for the actual penalties and interest assessed by the relevant tax authorities against their actual tax liability.

Any cost relating to the re-running of a tax equalisation calculation once a late organiser is received will be the employee’s responsibility. The Firm will not be responsible for any incremental accounting fees, late filing or payment penalties or interest which result from an individual’s lateness in providing information to the designated tax return provider or not filing on a timely basis.

C.	This policy is subject to modification to reflect changes in actual tax law, practice, Divisional and Firm policy. Any unique circumstances not envisioned by the programme will be handled on an ad hoc basis by Human Resources.

D.	It may be possible to mitigate the Firm’s tax exposure if the expatriate is able to organise their financial affairs in a particular way. The expatriate will be expected to co-operate with any such requests to reduce the Firm’s costs and will be protected from any consequential cost to themselves.

E.	Unless otherwise stated, this policy will be effective from April 1, 2002.

All questions regarding policy and procedure should be directed to [name redacted] or [name redacted] in London Human Resources.

II.	PROCEDURES

A.	Exit/Entrance Interviews: Once an expatriate assignment has been accepted, arrangements will be made for the employee to meet or have a conference call with London International Services. This orientation briefing allows the expatriate to become familiar with the expatriate programme, including the tax equalisation policy.

Employees will be required to arrange and attend an “exit” interview with the designated tax return preparer at the offices of Morgan Stanley prior to departure from the home location. At this meeting all expatriates will be required to complete appropriate income tax and social security forms, any tax refund claim forms, any social security filings, provide any necessary information relevant to the tax equalisation calculation and will receive limited home country tax planning advice related to their overseas assignment. Upon return from the assignment a similar briefing will be held to complete entrance forms and to advise the expatriate of their taxation responsibilities on returning to the home country.

The relocation allowance will not be paid until we receive confirmation from the Firm’s designated tax preparer that you have met with them for the “exit interview” and all necessary filings have been satisfactorily completed.

B.	Social Security Coverage Continued While on Assignment

The expatriate will be subject to actual or hypothetical home country social security contributions for the duration of the overseas assignment. The expatriate’s contribution will be based on actual rates for home country social security contributions in force each year. Where the home country has reciprocal arrangements with the assignment country, the Firm will maintain the employee in the home country social security to the extent possible. In locations where no reciprocal arrangements exist, the Firm will be responsible for meeting all foreign social security costs during the assignment period.

C.	Actual and Hypothetical Home Country Individual Income Tax Returns

All expatriates must complete a home country tax organiser for the designated tax return preparer in each year of their overseas assignment. The designated tax return preparer will then prepare all of the necessary home country tax returns that are required for the assignment period.

The Firm reserves the right to withhold payment of expatriate benefits if the expatriate is delinquent in supplying the necessary information.

It is the responsibility of the expatriate to ensure that their own home country Tax Returns are filed on a timely basis. Although actual taxes are the responsibility of the Firm, the expatriate is expected to pay to the home country tax authority any balance of tax due based on their final tax assessment. These payments will then be credited against the expatriate’s hypothetical tax liability. As the Firm meets the expatriate’s actual home country taxes, any refund received from the tax authorities will be refunded to the Firm.

In cases in which late filing of the return or late payment of the tax raised by the assessment is due solely to an expatriate’s delinquency or negligence, they will be liable for the actual penalties and interest assessed by the tax authorities. No credit for these interest and penalties will be given in the hypothetical computation.

As the late filing of any home country Tax Return or tax organiser results in a delayed hypothetical tax calculation, additional interest and penalties will be levied against any “delayed” hypothetical tax balance due to the Firm at the applicable rates.

D.	Actual Host Country Individual Income Tax Return

Although actual host country taxes are paid directly by the Firm, all expatriates are required to file a host country individual income tax return. The preparation of the host return will be completed by the designated tax return preparer in the assignment location.

In order to prepare the overseas return, the designated tax return preparer requires details of all income, gains and losses, allowances and deductions. The Firm provides the designated tax return preparer with all necessary Morgan Stanley compensation and benefit information for each tax year. Shortly after the close of each assignment location tax year, the designated tax return preparer sends a tax organiser to each expatriate. Since the Firm has already provided compensation and benefit information to the designated tax return preparer, the expatriate need only complete the sections in the organiser which detail outside income, gains, losses, deductions and travelling time, etc. Since most jurisdictions operate on a calendar year, if your home or host country operates on a fiscal year basis, you will be required to provide this information for both fiscal and calendar year periods.

As the late filing of income tax returns often results in the assessment of penalties and interest, expatriates are required to return the tax organisers within four weeks of their receipt.

E.	Final Tax Equalisation Settlement

Once an expatriate’s final hypothetical tax liability for a particular tax year is calculated, all tax payments made by the expatriate are compared to the final hypothetical liability in order to determine if the Firm has a balance due to the expatriate or vice versa. Tax payments made by the expatriate include but are not limited to:

a.	Hypothetical tax withheld (as appropriate) from base salary, above base compensation and executive compensation.

b.	Actual home country taxes withheld from the expatriate prior to commencement of their overseas assignment or following their return, unless the withholding is refundable.

c.	Any actual home or host income tax payments made by the expatriate as estimates or balances due with actual returns.

d.	Any actual tax payments made by spouse, subject to the stated limitations.

e.	Any overseas withholding on interest, dividends etc.

Any payment due to the employee will be made with the first available payroll after agreement of the final computation. Typically this will be approximately 6 weeks. If the expatriate owes the Firm further hypothetical tax, the final liability should be remitted within six weeks of agreement of the final computation. If payment is not received within six weeks, interest will be added to any balance due.

F.	Advisory Allowance

In addition to paying for the preparation of home and host country Tax Returns in respect of all applicable years during the assignment, the Firm also provides the expatriate with advisory time to meet with the designated tax return preparers. The Firm will absorb the cost of the expatriate’s consultation with the designated tax return preparer up to the following maximum time/cost limits in each year of assignment:

Level	Time Allocation
Managing Director	four hours
Principal	three hours
All other Professional Staff	two hours

Note that any unused allocation cannot be carried forward from year to year nor can future years’ entitlement be used currently.

III.	TAX EQUALISATION CALCULATION

A.	Hypothetical Tax Withholding

Each expatriate receives as part of their compensation package a base salary, a Cost Of Living Allowance (COLA), an assumed home country housing deduction (when appropriate) and hypothetical tax and social security withholding.

The hypothetical withholding will not take into account the effect of any tax planning mechanisms, with the exception of monthly pension contributions made via the home country payroll. Appropriate tax relief for these investments will be reflected in the final hypothetical tax liability.

Adjustments to hypothetical tax withholding will be allowed only for those expatriates who have substantiating evidence and are subject to review by International Services.

B.	Income and Capital Subject to Tax Equalisation

The tax equalisation calculation is prepared by the designated tax return preparer. Expatriates are tax equalised up to and including the tax year of repatriation or termination. In addition, tax equalisation may extend to subsequent tax years to the extent that those years are affected by items of income, deduction or credit relating to the expatriate assignment. The tax equalisation calculation is essentially a hypothetical or dummy home country return in which tax is calculated and assessed only on those amounts an employee would have received had they remained in the home location.

Listed below are the types of income which are generally subject to hypothetical tax, as well as those types of income which are not subject to hypothetical tax. The Firm pays the actual home and host country taxes on both types of income:

Income and Capital Subject To Hypothetical Tax Includes But Is Not Limited To:	Income Not Subject To Hypothetical Tax:

MS Base Salary	Moving Expenses

MS Bonus/Executive Compensation Payments	COLA

MS Termination Payments	Housing Allowance

MS Commission and Pool Payments	Utilities Payments

Investment Income (home and host)	Home Leave

Spousal Income (to the extent tax equalised)	Social Club

Income and Capital gain sums derived	Tuition Reimbursement

from stock or other property	Language Lessons

Cash Payments of Profit Sharing	Furniture Rental Allowance

Domestic Medical Insurance Benefit	International Medical Insurance

Mortgage Allowance (if applicable)	Foreign Tax Payments

Remittance of Income and Chargeable Gains	Relocation Allowance

Visa/Immigration costs

Car Loss reimbursement

C.	Assumptions Used in Tax Equalisation Calculations

The assumptions listed below are used in the preparation of the tax equalisation calculation:

1.	Income Tax - Hypothetical income taxes are determined by using the applicable statutory home country tax rates for the year in question.

2.	Filing Status - Your tax equalisation calculation will be prepared using your actual filing status.

Certain overseas countries require returns to be filed on a joint basis. In such cases the expatriate may elect to include spousal income in the equalisation process within the limits set out below. If the expatriate does so elect, hypothetical tax will be assessed on the spousal income and the Firm will pay host country taxes on all equalised income. If the expatriate does not so elect, no hypothetical tax will be assessed on the spousal income, and the actual liability in the overseas location will be apportioned between the Firm and the individual in accordance with the ratio of equalised to non-equalised income (gross income before deductions).

If the host country does not require joint returns or filing as a single person is advantageous, spousal income will not be equalised unless the expatriate so elects.

The election once made for a particular year is irrevocable but may be revoked in subsequent years. Should significant changes in personal circumstances occur, the election may be reviewed by International Services at the expatriate’s request.

3.	Spousal Income - There is a limit on the amount of spousal income the Firm will tax equalise for each tax year. The limit is £30,000/EUR 50,000/CHF 70,000 or 40% of the expatriate’s normal total Morgan Stanley cash compensation, which ever is greater, with an overall limit of £70,000/EUR 110,000/CHF 165,000. Hypothetical tax will be assessed on this amount, and actual taxes paid or accrued by the spouse, subject to the above limitations, will be credited against the expatriate’s final hypothetical tax liability. In situations where a spouse of an expatriate works for another firm that offers expatriate benefits, Morgan Stanley will co-ordinate its benefits, including tax equalisation, with those of the other firm to ensure that the family unit is compensated for the additional costs it incurs, but does not receive any windfall benefit.

4.	Joiners - If the employee joins Morgan Stanley in the home country in the same tax year as they are expatriated then the tax rates and allowances used in the hypothetical computation for that year will be pro-rated from the date of leaving the previous home country employer. For example:

a.	If the employee has not previously worked in the home country, then they will receive the full year’s rates and allowances.

b.	If the employee leaves their previous home country employer and immediately joins Morgan Stanley, the rates and allowances will be reduced according to the date of joining.

c.	If the employee leaves their previous home country employer and has a period of unemployment before joining Morgan Stanley, the rates and allowances will be apportioned from the first day of that unemployment.

5.	Leavers - If the expatriate leaves Morgan Stanley during the year, then the rates and allowances for that year will be pro-rated to the date of termination, unless they have no home country-taxable income in the remainder of the home location tax year in which case no pro-ration of the rates and allowances will be made.

For expatriates who terminate employment in a host location and do not return to the home country, the Firm will be responsible only for the host taxes that would have been due if the expatriate had returned to the home location upon termination. Expatriates should be aware that this can result in a significant differential in some jurisdictions.

6.	Joiners/Leavers Outside Income – If the employee joins and/or leaves the Firm during the year, then outside income will only be tax equalised to the extent that it has arisen during the period of their employment with the Firm.

7.	International Medical Cover – Medical benefits will be provided to an expatriate during the overseas assignment through the International Medical Program detailed in your expatriate package. The taxable benefit of their home country medical plan will also be included in the expatriate’s taxable income for home country hypothetical tax purposes.

8.	Rental Income – Employees are encouraged to maintain their home country property and rent it out during their expatriate assignment. Any net rental income will be included in the tax equalisation computation.

9.	Profit Share – You will continue to receive profit share whilst on overseas assignment calculated under your home country terms and conditions.

10.	US Citizens/Greencard holders – The Firm will meet the cost of US Federal (and state where applicable) tax returns for the duration of the assignment via the designated tax return preparer. You will be tax equalised to the US tax position that would have prevailed had you remained in the home location. The designated tax return preparer will prepare a hypothetical US tax calculation including the hypothetical home country tax liability and you will be responsible for any hypothetical US tax due on this calculation. The Firm will meet any actual US tax costs arising.

APPENDIX A: UK SPECIFIC POLICIES

A:	UK NATIONAL INSURANCE

Where actual national insurance contributions are no longer being made, the Firm will contribute to the UK/Offshore pension plan an amount equal to the voluntary (class 3) national insurance contribution. This contribution is the amount that would otherwise be paid to the UK Contributions Agency to make that tax year a qualifying year for UK state pension purposes.

If you do not have a national insurance number, you must make arrangements to apply for one prior to your departure from the UK. A memo outlining the procedure for obtaining a national insurance number will be provided with your expatriate assignment package. If the Firm is unable to obtain continuing coverage under the UK social security system as a result of the expatriate’s failure to apply for a national insurance number, the expatriate will be responsible for any incremental employer and employee social security costs which arise in the assignment location.

B:	UK HYPOTHETICAL TAX WITHHOLDING

Upon actually leaving the home country for the assignment location, if the assignment is likely to extend to at least one UK tax year, most expatriates will provisionally cease to have any further UK tax liability on their earned compensation. Although no actual UK tax will then be withheld on base and above base compensation, the Firm will withhold hypothetical tax. If, however, an actual UK liability exists during the assignment due to interest, dividends, rental income, etc arising in the UK, the law requires that a UK tax return be filed on a timely basis.

Even if the expatriate has no actual UK tax liability and no actual UK Tax Return is therefore required, the expatriate is still responsible for the payment of hypothetical taxes. The Firm provides the designated tax return preparer with all necessary Morgan Stanley compensation and benefits information for each tax year. Each expatriate must supply to the designated tax return preparer all other information pertinent to the calculation of the hypothetical tax. An organiser will be sent to the expatriate shortly after the end of the tax year and it is required to be returned within 4 weeks of receipt.

The hypothetical tax withholding on base salary is determined by a number of factors, including the level of base salary and the current tax year’s hypothetical PAYE tax code. Tax on above-base compensation will also be withheld at the employee’s appropriate UK marginal tax rate. The rates and allowances will be reviewed each April in line with any Budget changes, or at any other time if an interim tax rate change is effected.

C:	DUAL CONTRACTS OF EMPLOYMENT

Employees having dual contracts of employment prior to their foreign assignment will be tax equalised as if the dual contract continued to be in effect (subject to the provisos outlined in the below paragraph). The compensation related to the non-UK contract will be calculated for hypothetical tax purposes by using the percentage of business days the employee spent working for Morgan Stanley under the non-UK contract during the Firm’s year (on an annualised basis) immediately prior to the year of their foreign assignment.

In calculating the hypothetical off shore percentage, please note the following two provisos. (i) Any business days spent working in the pending assignment location city will not be included for the purposes of the hypothetical dual contract split. (ii) The prior year actual dual contract split will not be used for calculating the hypothetical split if that year is deemed to be unrepresentative of the employee’s typical travel pattern. In all cases, the proportion to be treated as paid under the non-UK contract will be determined by Human Resources.

Payments of base salary made under both the UK and the non-UK contracts will be included in the spendable income computation for Cost of Living Allowance purposes and in the calculation for the hypothetical tax deduction for that computation, but only the UK base salary will be included in the calculation of the hypothetical tax to be actually deducted in arriving at net income. Dual contracts will be used in tax equalisation only as long as dual contracts remain effective for UK income tax purposes and valid under UK tax law. The benefit of the current dual employment split is based on an agreement between Morgan Stanley and the Inland Revenue. To the extent that the agreement becomes invalid or is replaced by a new agreement by either party, then the hypothetical split will be adjusted appropriately.

D:	RELIEF FOR OVERSEAS WORKDAYS

Employees with a history of claiming relief on their UK tax returns for workdays spent outside of the UK will continue to be equalised to this position whilst on assignment; subject to the following:

1.	The employee must provide International Services with documentation supporting prior year overseas workdays claims (eg: copy of UK tax return).

2.	Hypothetical overseas work days relief will be limited to the actual percentage relief claimed on prior year tax returns, excluding any days spent working in the pending assignment location city.

3.	Hypothetical relief for overseas workdays will only be included in the hypothetical tax calculation for as long as the employee would have retained an entitlement had they remained in the UK, and as long as the deduction remains valid under UK law.

E.	ALLOWANCES AND DEDUCTIONS

Certain allowances and deductions allowed on the expatriate’s home Tax Return immediately prior to their foreign assignment may be allowed on the hypothetical return. These allowances and deductions include but are not limited to:

a.	The single person’s allowance.

b.	Charitable contributions to the extent they have been made in the past and are still legally required to be made under a deed of covenant or Give As You Earn/ Gift Aid.

c.	Additional monthly voluntary pension contributions to the extent that they have been made in the past into the company pension scheme.

d.	Waivers into the UK or offshore pension plan only to the extent they have been made in prior years. The maximum contribution subject to tax equalisation will be based on the same percentage waived from the last bonus paid prior to the assignment commencing.

F.	MORTGAGE ALLOWANCE

If the expatriate owns a principal residence in the UK and is currently in receipt of the mortgage allowance, this allowance will continue to be provided to the expatriate subject to the appropriate limits detailed in the mortgage allowance scheme. The allowance will be subject to UK hypothetical tax when the tax equalisation calculation is prepared, but no withholding will be made during the year.

G.	DOMICILE

UK expatriates who have been ruled not domiciled in the UK by Inland Revenue will be tax equalised to that status, ie. offshore investment income will not be subject to UK hypothetical tax unless remitted to the UK.

H.	RESTRICTED INVESTMENTS

The Firm recognises that as a result of the expatriate assignment the individual may be prevented from participating in UK tax efficient income schemes such as an Individual Savings Account (ISA). To compensate the individual for this, the Firm will exempt from hypothetical tax the first £900 of an individual’s outside investment income (excluding capital gain income) This will be expressed in the form of a deduction against investment income, limited to the lower of the investment income or £900.

I.	PROFIT SHARE

As a result of the expatriate assignment, an individual’s participation in the UK profit sharing plan may be restricted to less than the full amount of entitlement.

Where an individual elects participation in the scheme, then no hypothetical tax will be charged on this amount, which would have been utilised to purchase shares had the individual remained in the UK.

Where no election to participate is made, the entire amount of profit sharing will be subject to hypothetical tax.

The maximum amount which can be allocated to shares cannot exceed £8,000. Anything paid in excess of this threshold will be paid as cash and subject to hypothetical tax.